Exhibit 10.20

March 12, 2001

Mr. James H. White
5219 Larada Lane
Edina, MN 55436

Dear Jim:

        I am very pleased to confirm the International Multifoods Corporation (Multifoods) offer to you as President, U.S. Consumer Foods, following the close of the acquisition of the Pillsbury Mix Business. This offer is contingent upon your continued employment with Pillsbury through the effective date of the Multifoods acquisition of the Pillsbury Mix Business.

        The terms of the offer of employment are as follows:

Base Salary:	$250,000
Target Incentive:	60%. First year guaranteed minimum incentive = $100,000.
Company Car:	Purchase, at fair market value, your assigned Pillsbury company and transfer its title to you
Vacation:	Grandfathered under current Pillsbury policy
I am recommending the following to the Compensation Committee of Multifoods Board of Directors:
Stock Grants:	1.	Non-qualified stock option grant of 30,000 shares (share price based on market value on employment date) one year vesting
	2.	5,000 restricted shares with restrictions lapsing in three annual installments
	3.	6,250 restricted shares with restrictions lapsing in five annual installments
Severance:	Change of control agreement providing 2.5 times base salary plus 2.5 times the average of last three incentive awards
Executive Retirement Plans	Participation in the Management Benefit Plan and the Deferred Compensation Plan effective on employment date

        I'm looking forward to working with you and to your membership on the Multifoods senior team. These are exciting times for Multifoods and you will play a key role in our on-going success.

        Please acknowledge your acceptance of our offer and return an initialed, dated original to me at your earliest convenience.

Sincerely,

/s/ GARY E. COSTLEY Gary E. Costley Chairman, President and CEO

        I have read and understand the above offer of employment and by my initials below so indicate my response.

Initials:	/s/ JHW
Date:	3/7/01